Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of October 15, 2018, is made by and between SendGrid, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Stockholder”) of shares of Class A common stock, par value $0.001 per share, of Twilio Inc., a Delaware corporation (“Parent”).  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement and Plan of Merger and Reorganization, dated as of October 15, 2018, among Parent, Topaz Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“MergerCo”) and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”). For the avoidance of doubt, in no event shall any shares of Class B common stock, par value $0.001 per share, of Parent be subject to this Agreement.

WHEREAS, Parent, MergerCo and the Company have entered into the Merger Agreement, providing for the merger of MergerCo with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of Parent’s Class A common stock and holds stock options or other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Parent’s Class A common stock indicated opposite the Stockholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of the Company and MergerCo to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Company in connection therewith, the Stockholder and the Company agree as follows:

1.                                      Agreement to Vote Shares.  The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, with respect to the Parent Share Issuance or any Parent Acquisition Proposal, the Stockholder shall:

(a)                                 appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)                                 from and after the date hereof until the Expiration Date, vote the Shares (or cause to be voted): (i) in favor of the Parent Share Issuance; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent or any Parent Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Parent’s or any Parent

Subsidiaries’ or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Parent Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement.  The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.                                      Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, (c) a Parent Change in Recommendation due to Parent’s receipt of a Parent Superior Proposal, to the extent such Parent Change in Recommendation is permitted by, and subject to the applicable terms and conditions of Section 5.3(f) of the Merger Agreement, and (d) upon mutual written agreement of the parties to terminate this Agreement.  Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3.                                      Additional Purchases.  The Stockholder agrees that any Shares that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date, including, without limitation, by the exercise of a Parent Stock Option or the settlement of a Parent RSU (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.  The Stockholder agrees to promptly notify the Company in writing of the nature and amount of any New Shares.

4.                                      Agreement to Retain Shares and Other Covenants.

(a)                                 From and after the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (i) by using already-owned Shares (or effecting a “net exercise” of a Parent Stock Option or a “net settlement” of a Parent RSU) either to pay the exercise price upon the exercise of a Parent Stock Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Parent Stock Option or settlement of a Parent RSU, in each case as permitted pursuant to the terms of any of the Parent Stock Plans, (ii) transferring Shares to Affiliates, immediate family members, a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or charitable organizations, including a donor-advised fund, or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement (including expressly agreeing to the irrevocable proxy set forth in Section 6 hereof), (iii) transferring Shares in accordance with the terms of a trading plan established by the Stockholder pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) prior to the date hereof, or (iv)

with the Company’s prior written consent and in the Company’s sole discretion (such exceptions set forth in sections (i) through (iv), referred to as “Permitted Transfers”). Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such Person, directly or indirectly (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by the creation of a Lien (as defined in Section 5(c) below), by operation of law or otherwise) of such Share or any interest in such Share, (ii) deposits any Shares into a voting trust or enters into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

(b)                                 The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary to fulfill the Stockholder’s obligations under this Agreement, including, without limitation, attending, if applicable, the Parent Stockholders Meeting or any adjournment or postponement thereof (or executing valid and effective proxies to any other attending participant of a Parent Stockholders Meeting in lieu of attending such Parent Stockholders Meeting or any adjournment or postponement thereof).

5.                                      Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to the Company as follows:

(a)                                 the Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder;

(b)                                 this Agreement (assuming this Agreement constitutes a valid and binding agreement of the Company) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)                                  the Stockholder beneficially owns and will own of record, the number of Shares indicated opposite such Stockholder’s name on Schedule 1 free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d)                                 the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any law, statute, rule or regulation to which the Stockholder is subject;

(e)                                  the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his or her obligations under this Agreement in any material respect;

(f)                                   No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such;

(g)                                  the Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement; and

(h)                                 Stockholder agrees that Stockholder will not in Stockholder’s capacity as a Stockholder of Parent bring, commence, institute, maintain, prosecute or voluntarily aid any action, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of Parent, breaches any fiduciary duty of the Board of Directors of Parent or any member thereof.

6.                                      Irrevocable Proxy Coupled with an Interest.  Subject to the last sentence of this Section 6, by execution of this Agreement, the Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote, each of such Shares solely with respect to the matters set forth in Section 1 hereof at any meeting of the stockholders of the Company or any adjournment or postponement thereof.  THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST HEREUNDER UNTIL THE EXPIRATION DATE AND HEREBY REVOKES

ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SHARES AND REPRESENTS THAT NONE OF SUCH PREVIOUSLY-GRANTED PROXIES ARE IRREVOCABLE.  Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

7.                                      No Solicitation.  From and after the date hereof until the Expiration Date, Stockholder shall not, and shall not permit his or her Representatives to, directly or indirectly, (a) solicit, initiate or knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (b) participate in any discussions or negotiations or cooperate in any way not permitted by this Section 7 regarding any proposal the consummation of which would constitute a Parent Acquisition Proposal, (c) provide any information or data concerning Parent or any of its subsidiaries to any person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal, or (d) approve or recommend, make any public statement approving or recommending, or enter into any agreement related to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, in each case except as expressly permitted by Section 5.3 of the Merger Agreement and subject to the covenants, restrictions and obligations set forth therein.

8.                                      No Limitation on Discretion as Director or Fiduciary.  Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder, (a) if the Stockholder is serving on the Board of Directors of Parent, from exercising his or her duties and obligations as a director of Parent or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Parent, or (b) if the Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Stockholder is executing this Agreement solely in his or her capacity as a stockholder.

9.                                      Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

10.                               Further Assurances.  The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

11.                               Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company in accordance with Section 8.6 of the Merger Agreement and to each

Stockholder at his or her address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

12.                               Certain Restrictions. The Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

13.                               Disclosure. The Stockholder shall permit Parent and the Company to disclose in all documents and schedules filed with the SEC that the Company determines to be necessary in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided that the Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed.  None of the information relating to the Stockholder provided by or on behalf of the Stockholder in writing for inclusion in such documents and schedules filed with the SEC will, at the respective times that such documents and schedules are filed with the SEC or are first mailed, contain any untrue statement of material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

14.                               Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limitations on the voting and transfer of such Shares).

15.                               Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.                               Binding Effect and Assignment.  All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.  This Agreement shall not be assignable by operation of Law or otherwise.

17.                               No Waivers.  No waivers of any breach of this Agreement extended by the Company to the Stockholder shall be construed as a waiver of any rights or remedies of the Company with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Parent.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

18.                               Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws.  The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

19.                               Waiver of Jury Trial.  The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20.                               No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Parent’s Amended and Restated Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21.                               Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

22.                               Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23.                               Counterparts; Effectiveness; .pdf Signature. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature Page Follows Next]

EXECUTED as of the date first above written.

STOCKHOLDER

Name:

SENDGRID, INC.

By:
Name:
Title:

SCHEDULE 1

Stockholder Name & Address	Class A Shares	Options	RSUs